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Pricing Supplement Dated March 18, 1998                         Rule 424(b)(2)
(To Prospectus dated November 12, 1997 and           Registration Nos. 333-38003
Prospectus Supplement dated November 12, 1997)                and 333-38003-01

                              PP&L Capital Funding, Inc.
                       Medium-Term Notes, Series A - Fixed Rate
                           Unconditionally Guaranteed as to
                            Payment of Principal, Premium,
                                if any, and Interest by
                                 PP&L Resources, Inc.
                                 CUSIP No. (69349PAC3)
________________________________________________________________________________
Principal Amount:  $60,000,000.00                Interest Rate:  6.375%

Agent(s)' Discount or Commission:  $300,000.00   Stated Maturity Date:
                                                    March 24, 2003

Net Proceeds to Issuer:  $59,700,000.00          Original Issue Date:
                                                    March 23, 1998
________________________________________________________________________________
Interest Payment Dates:  February 15 and August 15

First Interest Payment Date:  August 15, 1998

Redemption:

_X_  The Notes may not be redeemed prior to the Stated Maturity Date.
___  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Price:
     Annual Redemption Percentage Reduction:  % until Redemption Percentage is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_ The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Date(s):
     Repayment Price:

Form:  _X_  Book-Entry   ___ Certified

Agent: _X_  Merrill Lynch & Co.                  $15,000,000.00
       _X_  First Chicago Capital Markets, Inc.  $15,000,000.00
       _X_  Goldman, Sachs & Co.                 $15,000,000.00
       _X_  Morgan Stanley Dean Witter           $15,000,000.00
       ___  Other

Agent acting in the capacity as indicated below:

       ___  Agent        _X_  Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
_X_ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: